Exhibit (d)(11)(b)

FORM OF AMENDMENT NO. 2

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement (“Amendment No. 2”), dated as of [September 3], 2005, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”) and Montag & Caldwell, Inc. Inc., a Delaware corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of May 6, 2005, as amended by Amendment No. 1, dated as of June 3, 2005, (together, the “Agreement”) as follows:

1. Existing Fund. AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the AXA Enterprise Multi-Cap Growth Fund (formerly, AXA Enterprise Growth Fund) on the terms and conditions set forth in the Agreement.

2. Appendix A. Appendix A to the Agreement, setting forth the Portfolio(s) of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		MONTAG & CALDWELL, INC

By:		By:
	Steven M. Joenk	Name:
	Senior Vice President	Title:

APPENDIX A

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

Related Funds	Annual Advisory Fee Rate**

Growth Funds which shall consist of the following Funds of the Trust and Other Funds* (collectively referred to as “Growth Funds”): AXA Enterprise Multi-Cap Growth Fund AXA Enterprise Growth Fund	0.30% of the Growth Funds’ average daily net assets up to and including $100 million; 0.25% of the Growth Funds’ average daily net assets over $100 million; and up to and including $200 million; and 0.20% of the Growth Funds’ average daily net assets in excess of $200 million.

*	Other Funds are other registered investment companies (or series thereof) that are managed by the Manager or Enterprise Capital Management, Inc. and advised by the Adviser, which are classified as “Growth Funds.”
**	The daily advisory fee for the Related Funds is calculated by multiplying the aggregate net assets of the Related Funds at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

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